Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lyell Immunopharma, Inc. 2018 Equity Incentive Plan, the Lyell Immunopharma, Inc. 2021 Equity Incentive Plan, and the Lyell Immunopharma, Inc. 2021 Employee Stock Purchase Plan of our report dated April 12, 2021, with respect to the consolidated financial statements of Lyell Immunopharma, Inc., included in its Registration Statement on Form S-1, as amended (No. 333-256470) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

June 18, 2021